EXHIBIT 23.6
CONSENT OF PRICEWATERHOUSECOOPERS LLP
     We hereby consent to the use of our report dated September 28, 2006 relating to the financial statements of Nevada Pacific Gold Ltd. as at June 30, 2006 and 2005 and for each of the three years ended June 30, 2006, which appears in the Registration Statements numbered 333- 138233, 333-138271 and 333-138272 on Form S-4 and the related prospectuses for U.S. Gold Corporation and US Gold Canadian Acquisition Corporation (collectively, the “SEC Filings”). We also consent to the reference to us under the heading “Experts” in the SEC Filings.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Chartered Accountants
Vancouver, Canada
January 22, 2007